Exhibit 99.1

Contact:	Warren Djerf
Brookside Communications Group
952-920-3908 / warren@brookcomm.net

February 27, 2018

Nortech Systems Expanding Mexico Operations

MINNEAPOLIS — Nortech Systems (Nasdaq: NSYS), a leading provider of full-service electronics manufacturing services (EMS), has signed a lease for a new facility to be built in Monterrey, Mexico, approximately five miles from the company’s current location. The company plans for occupation during the third quarter of 2018 with the transfer of operations expected by year-end.

The Monterrey facility opened in 2001 producing wire harnesses and cable assemblies. The facility’s size, employment and capabilities have steadily grown, including adding printed circuit board assemblies and higher-level electronic assemblies.

“We are pleased to strengthen our capabilities with this new, larger facility,” said Matt Mahmood, chief operating officer of Nortech Systems. “Nortech has been experiencing strong growth in Mexico and this expansion shows our commitment to serving multinational customers across a variety of industries with competitive, flexible manufacturing solutions.”

He added that the new facility’s advantages will include enhanced productivity, improved workflow, additional space for engineering and increased amenities for customers and employees. The new facility will almost double Nortech’s current footprint while providing flexibility for future expansion.

About Nortech Systems Incorporated

Nortech Systems Incorporated (www.nortechsys.com), based in Maple Grove, Minn., is a full-service electronics manufacturing services (EMS) provider of wire and cable assemblies, printed circuit board assemblies and higher-level complete box build assemblies for a wide range of industries.  Markets served include industrial, medical and aerospace/defense. The company has operations in the U.S., Mexico and China. Nortech Systems Incorporated is traded on the NASDAQ Stock Market under the symbol NSYS.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  While this release is based on

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management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.